NeuroPace Reports First Quarter 2023 Financial Results and Increases Full Year 2023 Revenue Guidance

First quarter 2023 revenue increased 27% year-over-year to $14.5 million

Full-year revenue guidance updated on strength of first quarter performance. Now expected to be $52-$54 million, up from $50-$52 million

Mountain View, Calif. – May 4, 2023 – NeuroPace, Inc. (Nasdaq: NPCE), a commercial-stage medical device company focused on transforming the lives of people living with epilepsy, today reported financial results for the first quarter ended March 31, 2023.

Recent Highlights
•Achieved total revenue of $14.5 million for the first quarter of 2023, representing a 27% increase over the first quarter of 2022 and a 13% increase over the fourth quarter of 2022
•Revenue in the first quarter of 2023 increased relative to the fourth quarter of 2022 without a corresponding increase in operating expenses as a result of the Company’s continued focus on productivity and expense management
•Maintained momentum in the NAUTILUS pivotal study for primary generalized epilepsy, continuing to enroll patients as expected

“We are extremely pleased with our commercial and operational execution in the first quarter. The record quarterly revenue was driven by increased utilization of our RNS System and contributions from the distribution of DIXI Medical products. The revenue growth, along with our strong gross margin and expense management efforts, led to improved operating leverage,” said Mike Favet, Chief Executive Officer of NeuroPace. “Our RNS System is highly differentiated and is a transformative treatment option for both patients and providers. We are encouraged by the adoption momentum we have generated as we continue to focus on closing the epilepsy treatment gap by expanding our addressable market, delivering the clinical benefits of our RNS System to more people living with drug resistant epilepsy.”

First Quarter 2023 Financial Results
Total revenue was $14.5 million in the first quarter of 2023, representing growth of 27% compared to the prior year period and 13% compared to the prior quarter. Replacement implant revenue declined compared to the prior year period and represented less than 10% of total revenue in the first quarter of 2023. The decrease in replacement implant revenue was expected as previously implanted patients finish transitioning to the second generation RNS System with a nearly 11-year average battery life.

Gross margin for the first quarter of 2023 was 72% compared to 73% in the first quarter of 2022 and 69% in the fourth quarter of 2022. The decline in gross margin compared to the first quarter of 2022 was primarily due to the change in product mix as a result of initiating distribution of DIXI Medical products in the fourth quarter of 2022.

Total operating expenses in the first quarter of 2023 were $18.7 million, compared to $18.0 million in the prior year period. R&D expense in the first quarter was $5.3 million compared to $5.6 million in the prior year period. The decrease in R&D expense was primarily driven by a decrease in personnel related expenses and clinical study expenses. SG&A expense in the first quarter of 2023 was $13.4 million compared with $12.4 million in the prior year period. The increase in SG&A expense was primarily driven by personnel related expenses and expenses associated with distributing DIXI Medical products, partially offset by reduced expenses for general and administrative outside services reflecting the Company’s continued focus on expense management.

Net loss was $10.4 million for the first quarter of 2023, compared to a net loss of $11.5 million in the prior year period. Interest expense in the first quarter of 2023 was $2.0 million, compared to $1.8 million in the prior year period.

Cash, cash equivalents, and short-term investments totaled $67.6 million as of March 31, 2023, down from $77.4 million as of December 31, 2022. First quarter spending included approximately $3 million dollars of expenses, primarily compensation related, that are unique to that quarter. Long-term borrowings were $53.9 million as of March 31, 2023, compared to $52.9 million as of December 31, 2022.

Full Year 2023 Financial Guidance
•Increased total revenue guidance to $52 million to $54 million, representing growth of 14% to 19% over 2022, as compared to previously-communicated guidance of $50 million to $52 million
•Reiterated gross margin to range between 69% and 71%
•Reiterated total operating expenses to range between $75 million and $77 million

NeuroPace expects revenue growth to be primarily driven by increasing utilization of its RNS System and the full year impact of the sale of DIXI Medical stereo EEG products, partially offset by declining revenue from replacement device implants. NeuroPace expects that replacement implant revenue will generally continue to decrease through the end of 2023, at which time NeuroPace expects to have substantially completed the transition to the second generation RNS System with the longer lasting battery.

Webcast and Conference Call Information
NeuroPace will host a conference call to discuss the first quarter 2023 financial results after market close on Thursday, May 4, 2023, at 4:30 P.M. Eastern Time.

Investors interested in listening to the conference call may do so by accessing a live and archived webcast of the event at www.neuropace.com, on the Investors page in the News & Events section. The webcast will be available for replay for at least 90 days after the event.

About NeuroPace, Inc.
Based in Mountain View, Calif., NeuroPace is a commercial-stage medical device company focused on transforming the lives of people living with epilepsy by reducing or eliminating the occurrence of debilitating seizures. Its novel and differentiated RNS System is the first and only commercially available, brain-responsive platform that delivers personalized, real-time treatment at the seizure source. This platform can drive a better standard of care for patients living with drug-resistant epilepsy and has the potential to offer a more personalized solution and improved outcomes to the large population of patients suffering from other brain disorders.

Forward Looking Statements
In addition to background and historical information, this press release contains “forward-looking statements” based on NeuroPace’s current expectations, forecasts and beliefs, including among other things, the statements related to the pilot program to expand beyond Level 4 comprehensive epilepsy centers, stability of the operating environment, the impacts of NeuroPace’s partnership with DIXI Medical and the results of our ongoing pivotal study, and the statements under the caption “Full Year 2023 Financial Guidance” above. These forward-looking statements are subject to inherent uncertainties, risks, and assumptions that are difficult to predict. Actual outcomes and results could differ materially due to a number of factors, including the ongoing uncertainty of the impact of the COVID-19 pandemic, as well as COVID recovery impact, on NeuroPace’s business. These and other risks and uncertainties include those described more fully in the section titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and elsewhere in NeuroPace’s public filings with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on March 2, 2023 and its Quarterly Report on Form 10-Q for the period ended March 31, 2023 to be filed with the SEC, as well as any other reports that it may file with the SEC in the future. Forward-looking statements contained in this announcement are based on information available to NeuroPace as of the date hereof. NeuroPace undertakes no obligation to update such information except as required under applicable law. These forward-looking statements should not be relied upon as representing NeuroPace’s views as of any date subsequent to the date of this press release and should not be relied upon as a prediction of future events. In light of the foregoing, investors are urged not to rely on any forward-looking statement in reaching any conclusion or making any investment decision about any securities of NeuroPace.

Investor Contact:
Philip Taylor
Gilmartin Group
investors@neuropace.com

NeuroPace, Inc.
Condensed Statements of Operations
(unaudited)

	Three Months Ended March 31,
(in thousands, except share and per share amounts)	2023	2022
Revenue	$14,472	$11,374
Cost of goods sold	4,100	3,115
Gross profit	10,372	8,259
Operating expenses
Research and development	5,263	5,577
Selling, general and administrative	13,428	12,444
Total operating expenses	18,691	18,021
Loss from operations	(8,319)	(9,762)
Interest income	726	134
Interest expense	(1,965)	(1,830)
Other income (expense), net	(817)	(3)
Net loss	$(10,375)	$(11,461)
Net loss per share attributable to common stockholders, basic and diluted	$(0.41)	$(0.47)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	25,097,262	24,307,485

NeuroPace, Inc.
Condensed Balance Sheets
(unaudited)

	March 31,	December 31,
(in thousands, except share and per share amounts)	2023	2022
Assets
Current assets
Cash and cash equivalents	$6,720	$6,605
Short-term investments	60,895	70,804
Accounts receivable	9,194	7,482
Inventory	10,750	9,712
Prepaid expenses and other current assets	2,597	3,111
Total current assets	90,156	97,714
Property and equipment, net	1,024	1,064
Operating lease right-of-use asset	14,491	14,838
Restricted cash	122	122
Deferred offering costs	457	347
Other assets	21	21
Total assets	$106,271	$114,106
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$1,829	$2,147
Accrued liabilities	6,580	7,414
Operating lease liability	1,466	1,415
Total current liabilities	9,875	10,976
Long-term debt	53,859	52,913
Operating lease liability, net of current portion	15,047	15,440
Total liabilities	78,781	79,329
Stockholders’ equity
Common stock, $0.001 par value	25	25
Additional paid-in capital	508,693	506,713
Accumulated other comprehensive loss	—	(1,108)
Accumulated deficit	(481,228)	(470,853)
Total stockholders’ equity	27,490	34,777
Total liabilities and stockholders’ equity	$106,271	$114,106